Exhibit 10.4

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 27th day of July 2012.

AMONG:

ROBERT MCALLISTER., an individual with an office at #205 171 Commercial Dr.Kelowna, BC, Canada.

(herein called the "Purchaser")

AND:

ENERTOPIA CORP., a corporation existing under the laws of the State of Nevada with its executive office at 950 – 1130 W Pender St, Vancouver, British Columbia, Canada.

(herein called the "Vendor")

WHEREAS:

A. The Vendor owns 249,893 common shares of Lexaria Corporation, ( "The Vendor Assets") and proposes to sell these Vendor Assets as per the terms of this agreement;

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase The Vendor Assets as per the terms of this agreement.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	"Affiliate" has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(b)	"Associate" has the meaning given to that term in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder;

(c)	"Business Day" means any day which is not a Saturday, Sunday or statutory holiday in the United States or Canada;

(d)	"Closing" means the completion of the transactions contemplated in this Asset Purchase Agreement;

(e)	"Closing Date" means July 30, 2012, or such other date as the Vendor and the Purchaser may mutually determine;

(f)	"Effective Closing Date" means July 27th, 2012 at 5:00 P.M. PST, at which time the commercial terms contemplated in this Asset and Purchase Agreement shall take full force and effect:

(g)	"Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(h)

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(i)

"Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

(j)	"Purchase Price" means the aggregate sum payable by the Purchaser to the Vendor for The Vendor Assets.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.5	Time of Essence. Time will be of the essence of this Agreement.

1.6

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

1.7

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

2.	PURCHASE PRICE AND ALLOCATION

2.1	Purchase Price payable by the Purchaser to Vendor for Vendor Assets is as follows:

(a)	Purchaser shall pay a total of US $18,741.00 as follows;

(i)	US$18,741.00 on the Effective Closing Date, (the "Initial Payment") which will purchase 249,893 shares of Lexaria Corp at the price of US$0.075 per share.

2.2	Vendor will take no steps to inhibit or prevent the common shares being issued to Purchaser from becoming tradeable in accordance with all securities regulations.

2.3

Vendor shall assist with all steps necessary in order for a share certificate to be issued to the Purchaser free of all trading restrictions, in the Purchasers’ name, for the required numbers of shares.

3.	CLOSING, POSSESSION, AND NO ADJUSTMENTS

EFFECTIVE CLOSE DATE OF THIS AGREEMENT SHALL BE 11:00 A.M. PST, JULY 30, 2012 WITHOUT FURTHER ADJUSTMENTS.

3.1

The physical Closing will take place on or before July 30, 2012 at 5:00PM (PST), on the Closing Date at the offices of Macdonald Tuskey, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

3.2

Vendor will deliver possession of The Vendor Assets, free of any other claim to possession and any tenancies, and to the extent possible by law free of trading restrictions, to the Purchaser on the Closing Date.

3.3

Provided that there has been no material misrepresentation on the part of the parties to this agreement and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

4.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

4.1	Vendor represents and warrants to Purchaser, with the intent Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)

the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Vendor, and this Agreement constitutes a valid and binding obligation of Vendor enforceable against Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)

except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 3 - Consents attached hereto, neither the execution and delivery of this Agreement nor the performance of Vendor's obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to Vendor, the Vendor Assets, or any contract, agreement, instrument, covenant, mortgage, or security, to which Vendor is a party or which is binding upon Vendor,

(ii)	to the knowledge of Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by Purchaser under any sales tax legislation. .

(c)	Vendor owns and possesses and has good and marketable title to the The Vendor Assets free and clear of all Encumbrances of every kind and nature whatsoever;

(d)

no person other than the Purchaser have any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vendor of the The Vendor Assets;

5.	REPRESENTATIONS OF PURCHASER

5.1	Purchaser represents and warrants to Vendor as follows, with the intent that Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a)

Execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

COVENANTS OF THE VENDOR

5.2	Between the date of this Agreement and the Closing Date, The Vendor covenants and agrees that The Vendor:

(a)	will not sell or dispose of any of the The Vendor Assets and will preserve The Vendor Assets intact without any further Encumbrances;

6.	COVENANTS OF PURCHASER

Between the date of this Agreement and the Closing Date, Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

7.	TRANSACTIONS OF VENDOR AT THE CLOSING

7.1

At the Closing Date, Vendor will execute and deliver or cause to be executed and delivered a share certificate in the name of Robert McAllister for 249,893 shares of Lexaria Corp, to the extent possible by law free of any restrictions; and an executed Board of Directors Resolution authorizing the transaction.

8.	TRANSACTIONS OF THE PURCHASER AT THE CLOSING

8.1	Prior to Closing, Purchaser will deliver or cause to be delivered a certified cheque or bank wire payable to Enertopia Corp, in the amount of US$18,741.98.

9.	TAXES

9.1	All taxes payable in respect of the transactions arising out of the purchase of The Vendor Assets as contemplated hereby will be paid by Purchaser.

10.	ASSIGNMENT

10.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

11.	SUCCESSORS AND ASSIGNS

11.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.	COUNTERPARTS

12.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

13.	NOTICES

13.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to Purchaser:

Mr. Robert McAllister Email : kameo300@gmail.com Suite 205 171 Commercial Drive Kelowna, BC
Canada

(b)	if to The Vendor:

ENERTOPIA CORP. 950-1130 West Pender Street Vancouver, British Columbia V6E 4A4 Canada
Facsimile No.: +1 (604) 685-1602

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deemed conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient's time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

14.	TENDER AND EXTENSIONS

14.1

Tender may be made upon Vendors or Purchaser or upon the solicitors for Vendors or Purchaser and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

15.	REFERENCE DATE

15.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of The Vendor Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

16.	REFERENCES TO AGREEMENT

16.1

The terms "this Agreement", "hereof', "herein", "hereby", "hereto", and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

ROBERT MCALLISTER.

Per: _________________________
        Authorized Signatory

Dated: _________________________

ENERTOPIA CORP.

Per: _________________________
        Authorized Signatory

Dated: _________________________

Per: _________________________
        Authorized Signatory

Dated: _________________________